Exhibit 99.1

Nascent Wine Company, Inc. Completes Acquisition of Grupo Sur Promociones

With this acquisition Nascent becomes the leading sales, distribution, merchandising and promotions organization in Mexico, with more than 4,500 full time merchandisers and promotion personal

SAN DIEGO—(BUSINESS WIRE)—Nascent Wine Company, Inc. (OTCBB: NCTW), dba Nascent Foodservice, the only national food and beverage sales and distribution company in Mexico, announced today that it completed its acquisition of Grupo Sur Promociones de México S.A. de C.V. (GSP).

GSP has been in the Mexican market for 30 years and is one of the leading field marketing and below the line marketing (BTL) organization in  Mexico with 4,500 contract employees servicing 240,000 retail accounts including supermarkets and convenience stores. GSP’S expertise includes merchandising, promotions, sampling, retail data collection, and sales and marketing of retail products.

Both GSP and Nascent are founding members of the Mexico Sales Alliance, the leading sales group in Mexico concentrating on sourcing, importing, marketing, selling and distributing products from around the world into Mexico. www.MexicoSalesAlliance.com

Nascent intends to use GSP´s services for itself and every product it sells and distributes including Miller Beer, Cora Italian Products, Mitsuki Asian Products, Bonet European Products and Kabbalah Energy Drink..

GSP’s 2006 sales were approximately $22 million and it represents Nascent’s largest acquisition to date.  Nascent is quickly positioning itself to become one of the largest importer and distributors in Mexico and with GSP now adds sales, marketing, promotion and merchandising of food and beverage to its portfolio.

Sandro Piancone, CEO of Nascent said: “It is an exiting time for our company, now we can sell and service all of our 8,000 supermarket customers in Mexico with our own full time employees”.

Victor Petrone, President of Nascent expressed “GSP sells to 240,000 independent retail accounts in Mexico and we want to start funneling our products to all those stores”.

Gregory Cowal, President of GSP said “We provide merchandising, sales and promotions services to some of the largest name brands in the world, now we can offer the same companies distribution throughout Mexico as part as our services”.

About Grupo Sur Promociones

Grupo Sur Promociones de México S.A de C. V. is a 30 year old company servicing 240,000 retail stores and the leading Bellow the Line (BTL) and Field Marketing organization in all of Mexico with more than 4,500 contracted employees and 40 satellite offices.  It provides services including merchandising, sampling, retail promotions, retail data capture, event management, sales and marketing throughout Mexico.  GSP services every single supermarket in Mexico including Wal-Mart, Soriana and Gigante. It also boosts some of the best names as customers including Proctor & Gamble, WalMart, 20th Century Fox, General Mills, Glaxo Smith Kline, CHEP pallets and many others.

www.gspm.com.mx

About Nascent Wine Company, Inc.

Nascent is a leading food and beverage distributor in Mexico, marketing and distributing over 2,000 national and proprietary brand food and non-food products.   Nascent also has the exclusive right to distribute Miller Beer in Baja California, Mexico. In addition, Nascent sells select products from Nestle, Haagen-Dazs, General Mills, Ferrarelle Water, Cora Italian Food Products, Bonafont Water, Bonet, Mitsuki, Avasoft Ice Cream, Kabbalah Energy Drink, and Jolly Rancher Soda.  Nascent is focused on acquiring  profitable, well positioned distributors in Mexico with quality food and beverage portfolios, selling to over 7,000 sales points including supermarkets, convenience stores and foodservice accounts.  Nascent trades on the OTC Bulletin Board as Nascent Wine Company, Inc., ticker symbol NCTW.OB.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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